Exhibit 10.1

December 10, 2019

Jerry Fowden

Cott Corporation

4221 West Boy Scout Blvd.

Tampa, FL 33607

Dear Jerry:

We are pleased to offer you an extension of your position as the Executive Chairman of Cott Corporation (the “Company”), effective December 30, 2019 (the “Effective Date”), under the same terms and conditions set forth in that certain Offer Letter dated August 1, 2018 by and between yourself and the Company (the “Original Agreement”). The term of this extension shall be three months from the Effective Date and your position as Executive Chairman will automatically terminate on March 28, 2020, the last day of the Company’s first quarter 2020 (the “Extension Period”), unless the Extension Period is further extended by mutual, written agreement of the parties. For the avoidance of doubt, (i) your base salary and annual car allowance available to you under the Original Agreement will continue through the Extension Period, (ii) your health and other plan benefits will continue through the Extension Period, (iii) you will be eligible for the annual bonus for fiscal 2020 at the target amount set forth in the Original Agreement (prorated based on the number of days in fiscal 2020 that you serve as the Executive Chairman of the Company and payable when bonuses are generally paid to other participants in the 2020 annual bonus plan) and (iv) you will not receive any additional awards under Cott’s long-term incentive plans during the Extension Period.

Please indicate your acceptance of this offer by returning one signed original of this offer letter.

Yours truly,

/s/ Stephen Halperin
Stephen Halperin

I accept this offer of continued employment during the Extension Period under the terms identified in the Original Agreement, as set forth above. I have had an opportunity to obtain independent legal advice in connection with this offer and have either obtained such advice or hereby expressly waive the opportunity.

/s/ Jerry Fowden	December 10, 2019
Jerry Fowden	Date